Exhibit 10.1

This Employment Agreement (the “Agreement”) is made as of this day of June 22, 2021 (the “Effective Date”) by and between KBSF Fashion Group Limited, a corporate based in Marshall Island (“Employee”) and Sun Lei, a citizen of People’s republic of China(“Employer” or “Company”), (each, a “Party” and collectively, the “Parties”). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

1.	Employment. Employer shall employ Employee as a Chief Executive Officer. The Employee shall be responsible for all operations of the Company during the term of this employment.

2.	Term. The term of this Agreement is for 1 years.

3.	Compensation. The compensation of the Employee shall be as follows:

Base Salary: USD 1.00

Based upon the financial result of Company’s 2021 annual report, the Employee shall be entitled to the following:

Revenue	Number of Shares
USD10,000,000	10,000
USD20,000,000	100,000
USD30,000,000	250,000
USD40,000,000	500,000
USD50,000,000	1,000,000

In case of company reaches annual revenue of more than USD60,000,000, the board of directors of the Company shall reach an agreement with the Employee on the number of shares as compensation, and such compensation shall be not less than 1,000,000 shares.

The Employee will be entitled to special bonus as determined by the board from time to time.

10.	Confidentiality.

A. Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

B. Confidentiality Obligations.  Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer’s prior written consent.

C. Rights in Confidential and Proprietary Information.  All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

D. Irreparable Harm.  Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney’s fees and costs from Employee.

11. Ownership of Work Product.  The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

12. Termination. This Agreement may be terminated immediately by Employer for any cause or in the event Employee violates any provision of this Agreement.

Employer may terminate at any time by giving 5 days’ notice in writing to Employee. During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts.

Employee may terminate this Agreement and the employment at any time by giving 5 days’ notice in writing to Employer

At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property.

13. Miscellaneous.

A. Authority to Contract.  Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of Employer.

B. Governing Law.  The terms of this Agreement shall be governed exclusively by the laws of the Marshall Island (not including its conflicts of law provisions). Any dispute arising from this Agreement shall be resolved through Arbitration. The dispute shall be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

C. Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

D. Notices.  Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

E. Waiver.  Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

F. Further Assurances.  At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

G. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

H. No Assignment.  The interests of Employee are personal to Employee and cannot be assigned.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Sun Lei

Date: June 22, 2021

Keyan Yan, Chairman of the Board of Director of KBSF

Date: June 22, 2021

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